Exhibit 10.1

AGREEMENT

Party A:	Shanxi Province Coking Design Research Institute

Party B:	Wuxi Huayang Electrical Power Equipment Co., Ltd.

The parties, after mutual discussions, enter into this cooperation agreement as follows:

1.	Party A shall provide the manufacturing technology relating to coking equipment and environmentally-sound desulfurization equipment.

2.	Party B shall solely finance the manufacture of the coking equipment and the desulfurization equipment.

3.	The anticipated research costs shall be mutually determined by the parties as warranted.

4.	This Agreement shall have two copies, to be effective upon execution of the parties.

5.	The parties shall resolve any differences through mutual discussions.

Party A:	/s/ Shanxi Province Coking Design Research Institute

[SEAL]

Party B:	/s/ Wuxi Huayang Electrical Power Equipment Co., Ltd.

[COMPANY SEAL]

Dated:	May 24, 2006